Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123263, 333-146794, 333-182584, 333-212948, 333-169293, 333-219608, and 333-239054 on Form S-8 of our reports dated February 25, 2021, relating to the financial statements of ACI Worldwide, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Accounting Standards Update 2016-02, Leases, effective January 1, 2019) and the effectiveness of ACI Worldwide, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 25, 2021